Exhibit 10.1

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
(404) 885-8000

February 4, 2021

Mark W. Begor

c/o Equifax Inc.

1500 Peachtree Street, N.W.

Atlanta, GA 30309

Dear Mark:

The purpose of this letter (this “Letter”) is to amend, effective as of February 4, 2021, that certain Employment Agreement between Equifax Inc. (the “Company”) and you, dated as of March 27, 2018 (the “Employment Agreement”), as set forth below. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

1.

For purposes of Section 1 of the Employment Agreement, the Employment Period and your employment with the Company shall terminate on December 31, 2025 (the “End Date”), unless earlier terminated in accordance with the terms of Section 8 of the Employment Agreement.

2.

For purposes of Section 4 of the Employment Agreement, commencing in calendar year 2021, your Target Annual Bonus Opportunity shall be 120% of your Base Salary for the applicable year, and the amount of your Annual Bonus for each calendar year during the Employment Period shall be determined 100% based upon achievement measured against specified Company financial goals and shall otherwise be subject to the terms and conditions of the Company’s annual incentive plans as in effect from time to time.

3.

For purposes of Section 5 of the Employment Agreement, commencing in calendar year 2021, the aggregate target annual Grant Value for your annual equity grants under Section 5(c) of the Employment Agreement shall be equal to $10.1 million, and your annual equity grants shall consist of the following components: (i) 60% in the form of performance shares (“Performance Shares”), which shall be eligible to vest based on the attainment of prescribed performance criteria over a three-year performance period and shall have terms and conditions consistent with the Performance Share awards granted to the Company’s other senior leadership team (“SLT”) members (unless otherwise set forth in this Letter) at the beginning of each performance period; (ii) 20% in the form of time-based restricted stock units (“RSUs”), which shall have terms and conditions consistent with the RSU awards granted to the Company’s other SLT members (unless otherwise set forth in this Letter); and (iii) 20% in the form of premium-priced stock options (“Options”). With respect to each such Option grant, (x) 50% of the shares

Mark W. Begor

February 4, 2021

subject to the Option shall have an exercise price per share equal to 110% of the Closing Price (as defined in the Employment Agreement) and (y) 50% of the shares subject to the Option shall have an exercise price per share equal to 120% of the Closing Price. The Options granted to you in 2021 and 2022 shall cliff vest on December 31, 2025 and shall expire seven years from the applicable grant date. The Options granted to you in 2023, 2024 and 2025 shall cliff vest on the third anniversary of the applicable grant date and shall expire six years from the applicable grant date.

Following your Retirement (as defined below) pursuant to clause (ii) of the definition thereof, with respect to each Option described in this Section 3 that is outstanding and not yet fully vested on such Retirement, you shall continue to vest in such Option in accordance with the original vesting schedule as if you had remained employed or in service until the applicable vesting date, subject to the requirements of Section 10(b) of the Employment Agreement (relating to release of claims and material compliance with restrictive covenants). Except as otherwise provided in the applicable award agreement in connection with a change in control, following your Retirement pursuant to clause (ii) of the definition thereof, you shall continue to have the right to exercise any such Option after vesting until the applicable expiration date of the Option.

Except as otherwise provided in the applicable award agreement in connection with a change in control, upon your involuntary termination without Cause or your resignation for Good Reason, in each case on or following April 17, 2023, each outstanding award described in this Section 3 shall be treated as continuing to vest through the earlier of the applicable vesting date of such award or the second anniversary of the date of your termination of employment (the “Second Anniversary”), with each such award becoming vested in accordance with the original vesting schedule (subject, in the case of Performance Share awards, to certification by the Board of the Company’s performance following the end of the applicable performance period). Upon the Second Anniversary, each such outstanding award shall vest on a pro rata basis effective as of the Second Anniversary, as set forth in the next sentence. With respect to each such outstanding award, the total number of Performance Shares, RSUs and Options, as applicable, that shall be deemed to be vested as of the Second Anniversary shall be equal to the total number of shares subject to the award on the applicable grant date multiplied by a fraction, the numerator of which is the total number of full months during the period commencing on the applicable grant date and ending on the Second Anniversary, and the denominator of which is the number of full months under the original vesting schedule for such award, with the resulting number of shares to be rounded up to the nearest whole share; provided, however, that in no event shall any such award be deemed to be vested with respect to more than 100% of the shares subject to the award; provided, further, that the vesting of Performance Share awards shall be subject to certification by the Board of the Company’s performance following the end of the applicable performance period. Following any

Mark W. Begor

February 4, 2021

termination of employment described in this paragraph, your right to exercise any vested portion of each outstanding Option award described in this Section 3 (including Options that become vested pursuant to this paragraph) shall continue until the earlier of (i) the last day of the 36-month period following the date of your termination and (ii) the applicable expiration date of the Option award.

The equity grants described in this Section 3 shall be granted under the Stock Incentive Plan and shall be subject to the terms and conditions of the Stock Incentive Plan and the applicable award agreements issued to you thereunder, which shall be consistent with the terms and conditions set forth herein. Additionally, each equity grant described in this Section 3 shall be subject to the Company’s Policy on Recovery and Recoupment of Incentive Compensation, adopted effective March 5, 2018, as it may be amended from time to time. For the avoidance of doubt, all Performance Share grants and RSU grants described in this Section 3 shall vest (subject to achievement of any remaining performance conditions) on your Retirement date, subject to the requirements of Section 10(b) of the Employment Agreement (relating to release of claims and material compliance with restrictive covenants).

For the avoidance of doubt, your eligibility for Retirement as of April 17, 2023 under clause (i) of the definition of Retirement with respect to your outstanding equity awards and the treatment of equity awards as described above shall not affect your right to severance should you be terminated under circumstances that would entitle you to severance under the Employment Agreement; provided, however, that if you are terminated under circumstances that would entitle you to severance under the Employment Agreement, then such termination shall not constitute a Retirement.

For the avoidance of doubt, nothing in this Letter is intended to affect any equity awards that were granted to you prior to the effective date of this Letter, and the respective rights and obligations of the parties with respect thereto shall continue in effect.

The Company shall provide you with five days’ prior written notice of any termination of your employment by the Company without Cause on or after April 17, 2023. During the foregoing notice period, you may elect to terminate your employment through Retirement by providing written notice to the Company of such election, in which case your termination of employment shall be treated as a termination due to Retirement; provided, however, that you shall not be treated as ending your employment through Retirement if the Company has Cause to terminate your employment at your Termination Date or pursuant to the lookback provisions in the definition of “Cause.”

Mark W. Begor

February 4, 2021

4.

For purposes of Section 10(b) of the Employment Agreement (and such other Sections of the Employment Agreement in which Retirement is referenced) and the equity grants described in Section 3 of this Letter, the term “Retirement” means your (i) Voluntary Resignation on or after age 55 and completion of at least five years of service with the Company or (ii) termination of employment on the End Date; provided, however, that for purposes of the Option awards described in Section 3 of this Letter, the term Retirement means your termination of employment with the Company on the End Date, except to the extent otherwise provided in the last sentence of Section 5 below; provided, further, that you shall not be treated as ending your employment through Retirement if the Company has Cause to terminate your employment at your Termination Date or pursuant to the lookback provisions in the definition of “Cause.”

5.

You acknowledge and agree that if you and the Board mutually agree in writing to your transition out of the role of Chief Executive Officer prior to the End Date in connection with the appointment of a successor Chief Executive Officer, then such transition shall not constitute the basis for you to terminate your employment for Good Reason. If, following any such mutually agreed transition out of the role of Chief Executive Officer prior to the End Date, you continue to provide services to the Company in any other capacity (including but not limited to employee, non-employee member of the Board, special advisor or consultant) through the End Date, then upon the End Date, any equity awards described in Section 3 of this Letter that remain outstanding on such date shall be treated as if the End Date constitutes your Retirement date. For purposes of the preceding sentence, any termination of such services by the Company following such transition for any reason other than Cause shall constitute your Retirement date.

6.

For purposes of Section 10(a) of the Employment Agreement, in the event of your death, Disability or Retirement, you shall also be entitled to a Pro-Rata Bonus determined in accordance with Section 10(c)(ii) of the Employment Agreement.

Except as modified by this Letter, the terms and conditions of the Employment Agreement shall remain unmodified and in full force and effect. This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Please acknowledge your understanding of and agreement to the foregoing by signing this Letter in the space provided below and returning a signed copy to me.

[Signature Page Follows]

Mark W. Begor

February 4, 2021

Sincerely,

EQUIFAX INC.

By:	/s/ Mark L. Feidler
Mark L. Feidler
Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED as of the 4th day of February 2021:

/s/ Mark W. Begor
Mark W. Begor